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Exhibit (6)(b)
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Form of Policy Endorsement (AUSA Endeavor Target Account)

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                                EXHIBIT (6)(b)

                          FORM OF POLICY ENDORSEMENT
                        (AUSA ENDEAVOR TARGET ACCOUNT)


AUSA LIFE INSURANCE COMPANY, INC.
A Stock Company Home Office located at: 4 Manhattanville Road, Purchase, New York Adm. Office located at: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499
(800) 553-5957 (Hereafter called the Company, we, our or us)


                            AMENDATORY ENDORSEMENT


The Policy to which this Amendatory Endorsement is attached is amended as follows:

     We may create new Separate Accounts and add new Subaccounts as stated in the Policy. Any Separate Account may invest assets in shares of one or more mutual fund portfolios, or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law.

     Fund shares described in the Policy refer to shares of underlying mutual funds or prorata ownership of the assets held in a Subaccount of a managed Separate Account.

     Net asset values of fund shares described in the Policy reflect investment advisory fees and other expenses incurred in managing a mutual fund or managed Separate Account.

This Amendatory Endorsement takes effect and expires concurrently with the Policy to which it is attached and is subject to all the terms and conditions of the Policy not inconsistent herewith.



            /s/ Craig D. Vernus                       /s/ Tom Sehlasley
              SECRETARY                                 PRESIDENT